Exhibit 10.1
TENDER AND SUPPORT AGREEMENT
TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of July 27, 2010, is by and among MOUNTAIN ACQUISITION CORP., a Delaware corporation (“Parent”), MOUNTAIN MERGER SUB CORP., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), HEALTH GRADES, INC., a Delaware corporation (the “Company”), and [     ] (“Stockholder”). The Company shall only be a party to this Agreement for purposes of Section 4(e)-(j) and Section 13 of this Agreement.
WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Common Stock, par value $0.001 (the “Company Common Stock”) of the Company, set forth opposite the name of Stockholder on Schedule I hereto;
WHEREAS, Parent, Merger Sub, and the Company have entered into the Agreement and Plan of Merger, dated as of the date hereof, attached hereto as Exhibit A and as may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and
WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as follows:
(a) Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock which such Stockholder may acquire at any time in the future during the term of this Agreement, including pursuant to any exercise of Company Options, the RS Shares (defined below) [and NC Shares (defined below),] the “Shares”) set forth opposite Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any other Equity Interest in the Company.
(b) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by Stockholder and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against such Stockholder in accordance with its terms, subject the Bankruptcy Exception.
(d) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder’s assets are bound. The consummation by Stockholder of the transactions contemplated hereby will not (i) violate any provision of any Order applicable to Stockholder or (ii) require any consent, approval, or notice under any Law applicable to Stockholder other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder, or (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually, or in the aggregate, prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement.
(e) The Shares and the certificates, if any, representing the Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of all Liens, claims, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder, (ii) any rights, agreements, understandings or arrangements which represent solely a financial interest in cash received upon a sale of the Shares, and (iii) any Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”).
(f) Stockholder has full voting power, with respect to the Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares.
(g) There is no Action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at Law or equity before or by any Governmental Entity that could reasonably be expected to impair or materially delay the performance by Stockholder of its obligations under this Agreement.
(h) Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
(i) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:
(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Merger Agreement.
(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, subject to the Bankruptcy Exception.
(c) Neither the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound. The consummation by Parent and Merger Sub of the transactions contemplated by this Agreement or the Merger Agreement will not (i) violate any provision of any Order applicable to Parent or Merger Sub or (ii) require any consent, approval or notice under any Law applicable to either Parent or Merger Sub, other than (x) applicable requirements, if any, of (A) the Exchange Act, including, without limitation, the filing with the SEC of the Schedule TO, (B) state securities or “blue sky” Laws, (C) the DGCL to file the Certificate of Merger or other appropriate documentation and (D) Nasdaq, and (y) those required by applicable Antitrust Laws, including the HSR Act, and (z) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.
SECTION 3. Tender of the Shares.
(a) Stockholder hereby agrees that it shall validly tender (and deliver any certificates evidencing) its Shares other than the RS Shares [and NC Shares] (the “Tender Shares”), or cause the Tender Shares to be tendered, pursuant to and in accordance with the terms of the Offer promptly following, and in any event no later than ten (10) Business Days following Stockholder’s receipt of a letter of transmittal with respect to the Offer, in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided that Parent and Merger Sub agree that Stockholder may withdraw the Tender Shares from the Offer at any time following the termination of this Agreement or as otherwise provided pursuant to Section 9 hereof.
(b) Stockholder agrees that once the Tender Shares are tendered into the Offer, Stockholder will not withdraw any Tender Shares from the Offer unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with Section 9.

(c) Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have, and (ii) except with respect to claims based on fraud, agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of the their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.
(d) If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated prior to the purchase of Tender Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent acting on behalf of Parent and Merger Sub, to return all tendered Shares to the Stockholder.
SECTION 4. Transfer of the Shares; Other Actions.
(a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 or Section 5) or in the Merger Agreement, Stockholder shall not, and shall cause each of its subsidiaries, if any, not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”), any or all of the Stockholder’s Equity Interests in the Company, including any Shares, or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Stockholder’s Equity Interests, including the Shares, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Shares; or (v) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
(b) Stockholder agrees that it shall not, and shall cause each of his Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any shares of Company Common Stock, Company Options, Company Restricted Stock or any other voting securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement; provided, however, that this Section 4(b) shall not apply if (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with Section 9.

(c) Notwithstanding the foregoing, Stockholder may make (i) Transfers of Shares by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (ii) with respect to such Stockholder’s Company Options and Company Restricted Stock to the extent permitted by the Company Stock Plans, Transfers of Shares to the Company as payment for the (x) exercise price of such Stockholder’s Company Options and (y) taxes applicable to the exercise of such Stockholder’s Company Options and Company Restricted Stock, (iii) Transfers of up to [       ] Shares as charitable contributions, and (iv) Transfers as Parent may otherwise agree in writing in its sole discretion.
(d) If so requested by Parent, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement, provided such legend shall be removed upon the valid termination of this Agreement.
(e) The Stockholder hereby irrevocably elects to exercise his Company Options, conditioned solely upon the occurrence of the Acceptance Time and the Wire Initiation, in a cashless exercise such that the Stockholder will be entitled to receive immediately after the Wire Initiation in full satisfaction of the Company’s obligations with respect to the Company Options the number of shares of Company Common Stock equal to the aggregate number of shares of Company Common Stock underlying the Company Options, less the number of shares of Company Common Stock (valued at $8.20 per share for this purpose) withheld by the Company (i) in payment of the exercise price of the Company Options and (ii) in order to satisfy all required withholding taxes due on account of the exercise of the Company Options (the net shares so delivered, the “Option Shares”). The Company covenants that it shall issue, or cause to be issued, duly and validly executed physical stock certificates representing the Option Shares in the name of the Stockholder immediately after the Wire Initiation in full satisfaction of the Company’s obligations under the Company Options.
(f) The Company covenants that immediately after the Acceptance Time and the Wire Initiation the Company shall issue, or cause to be issued, a duly and validly executed physical stock certificate in the name of the Stockholder representing the aggregate number of shares of Company Common Stock subject to any award of Company Restricted Stock held by the Stockholder immediately prior to the Wire Initiation, less the number of shares of Company Common Stock (valued at $8.20 per share for this purpose) withheld by the Company in order to satisfy all required withholding taxes due on account of the vesting of the Company Restricted Stock (the net shares so delivered, the “RS Shares”).

(g) [The Company covenants that immediately after the Acceptance Time and the Wire Initiation the Company shall issue, or cause to be issued, a duly and validly executed physical stock certificate in the name of the Stockholder representing the aggregate number of shares (not to exceed 1,700,000) required to be delivered pursuant to the terms of the Amended and Restated Confidentiality and Non-Competition Agreement dated July 27, 2010, by and between the Company and Stockholder (the “NC Shares”).]1
(h) The Stockholder hereby irrevocably directs the Company, on his behalf, to transfer the share certificates issued pursuant to Sections 4(e), (f) [and (g)] with respect to the Option Shares, the RS Shares [and the NC Shares] to Merger Sub immediately upon the Wire Initiation, and the Company covenants to so transfer and deliver such share certificates to Merger Sub.
(i) Merger Sub shall pay to Stockholder an amount equal to $8.20 per share for the Option Shares, RS Shares [and NC Shares]. The “Wire Initiation” means the initiation by or on behalf of Merger Sub of a wire of immediately available funds to an account designated by Stockholder in writing within ten (10) Business Days after the date hereof, in an amount equal to the aggregate consideration for Stockholder’s Option Shares, RS Shares [and NC Shares].
(j) The Stockholder and the Company acknowledge and agree that (i) no changes may be made to the Stockholder’s directives to exercise the Company Options, issue the applicable shares of Company Common Stock to the Stockholder and transfer all of the share certificates with respect to the shares pursuant to Sections 4(e)-[(h)] without the express written consent of Parent, (ii) Parent is an intended third party beneficiary of Sections 4(e)-[(h)] and (iii) all Stockholder directives pursuant to Sections 4(e), [(g)and (h)] shall be binding upon Stockholder’s estate, beneficiaries, heirs, successors, assigns and any other person who may acquire beneficial ownership of, or any other interest in, the Company Options, the Option Shares, and RS Shares [and/or the NC Shares], except for any such person who may acquire beneficial ownership of, or any other interest in, the Company Options, the Option Shares, and RS Shares [and/or the NC Shares] pursuant to Section 4(c)(iii) hereof.
SECTION 5. Voting of Shares; Grant of Irrevocable Proxy; Appointment of Proxy.
(a) Without in any way limiting Stockholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, at every meeting of Company Stockholders called, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to, vote all Shares beneficially owned or controlled by Stockholder (the “Vote Shares”) (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer or merger, in which stockholders of the Company would receive aggregate consideration per share of Company Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger and/or (ii) against (A) any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (other than Parent, Merger Sub or their Affiliates), or any other proposal of any Person (other than Parent, Merger Sub or their Affiliates) to acquire the Company or all or substantially all of the assets thereof, (B) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal and (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement.

[1]	Applicable to Kerry Hicks only.

(b) Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the stockholders of the Company on behalf of such Stockholder with respect to the matters set forth in Section 5(a), to include such Shares in any computation for purposes of establishing a quorum at any such meeting of stockholders of the Company, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company in a manner consistent with the provisions of Section 5(a). Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 9 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.
(c) Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.
SECTION 6. No Solicitation. Stockholder shall not, nor shall it authorize or permit any of his or her Representatives to, directly or indirectly, (i) initiate, solicit, propose, encourage or take any other action to facilitate (including by providing information) any proposals or offers that constitute, or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or any Company Subsidiary to any Person relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. The Stockholder shall, and shall cause its Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any proposal that constitutes, or is reasonably expected to result in, any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.
SECTION 7. Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of Company Common Stock, Company Options, Company Restricted Stock and/or other Equity Interests in the Company and not in such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

SECTION 8. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement, including without limitation to vest in Parent the power to vote the Shares to the extent contemplated by Section 5 hereof.
SECTION 9. Termination.
(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:
(i)	termination of the Merger Agreement in accordance with its terms;

(ii)	the Effective Time; or

(iii)	the mutual written consent of Parent and Stockholder.
(b) Upon termination of this Agreement, except in the case of liability for any intentional breach by any party to this Agreement prior to termination from which liability termination shall not relieve any such party, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, and (ii) Stockholder shall be permitted to withdraw, and shall be deemed to have validly and timely withdrawn, their Shares pursuant to the Offer.
(c) Sections 10 and 13(e) hereof shall survive the termination of this Agreement.
SECTION 10. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
SECTION 11. Public Announcements. Parent, Merger Sub, and Stockholder (in his capacity as a stockholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent pursuant to the Merger Agreement, without the prior written consent of Parent. Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holding of the Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, provided that, Parent shall provide Stockholder and his counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

SECTION 12. Adjustments. In the event of (a) any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shares or (b) that Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shares hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5 hereof, then the terms of Section 5 hereof shall apply to such other securities as though they were Shares hereunder.
SECTION 13. Miscellaneous.
(a) Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:
If to Stockholder, to:

[ ]
[ ]
[ ]
Attention:	[ ]
Facsimile:	[ ]
E-mail:	[ ]

If to the Company, to: Health Grades, Inc. 500 Golden Ridge Road, Suite 100 Golden, CO 80401
Attention:	Chief Financial Officer
Telephone:	(303) 716-0041
Facsimile:	(303) 716-6635
E-mail: adodge@healthgrades.com

with copies (which shall not constitute notice)(for Stockholder and the Company) to:

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022
Attention:	Christa A. D’Alimonte
Facsimile:	(212) 848-7179
E-mail:	cdalimonte@shearman.com

Faegre & Benson LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, CO 80203-4532
Attention:	Douglas R. Wright
Facsimile:	(303) 607-3600
E-mail:	dwright@faegre.com
If to Parent or Merger Sub, to:

Mountain Acquisition Corp. c/o Vestar Capital Partners V, L.P. 245 Park Avenue, 41st Floor New York, New York 10167
Attention:	Norman Alpert and General Counsel
Telephone:	(212) 351 1600
Facsimile:	(212) 808 4922
Email:	nalpert@vestarcapital.com
sdellarocca@vestarcapital.com
with a copy to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
Attention:	Michael Movsovich
Kester Spindler
Facsimile:	(212) 446-4900
E-mail:	michael.movsovich@kirkland.com
kester.spindler@kirkland.com

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c) Counterparts. This Agreement may be executed by facsimile and in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(d) Entire Agreement. This Agreement (together with the schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER STOCKHOLDER, PARENT NOR MERGER SUB MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
(e) No Third Party Beneficiaries. Each party hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
(f) Governing Law, Jurisdiction. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Any Action against, arising out of or relating to this Agreement or the transactions contemplated hereby, including any Action against any member of the Parent Group, shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought solely and exclusively in the federal courts of the United States located in the State of Delaware;

provided, further, that if (and only after) both the Court of Chancery of the State of Delaware and the federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought in the United States District Court for the Southern District of New York. Each of the parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts, in accordance with the foregoing order of priority, in respect of any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 13(f). Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 13(a). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.
(g) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY MEMBER OR REPRESENTATIVE OF THE PARENT GROUP UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(G).
(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
(i) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner so that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

(j) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damages. It is accordingly agreed that prior to any valid termination of this Agreement, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy at law or equity. Notwithstanding anything to the contrary contained in this Agreement, Stockholder agrees and acknowledges that Stockholder is not a third party beneficiary under the Merger Agreement or the Equity Commitment Letter.
(k) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.
(l) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.
(m) No Recourse. Parent and Merger Sub agree that Stockholder (in his capacity as a stockholder of the Company) will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.
(n) No Presumption. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
(o) No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

MOUNTAIN ACQUISITION CORP.
By:
Name:
Title:

MOUNTAIN MERGER SUB CORP.
By:
Name:
Title:

[STOCKHOLDER], in his individual capacity

[Name]

HEALTH GRADES, INC.
By:
Name:
Title:

[Signature Page to the Tender and Support Agreement]

SCHEDULE I

Name and Address	Company Common Stock	Restricted Stock	Vested Options	Unvested Options

TOTAL